UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2016

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33167	77-0632186
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

310 N. Indian Hill Blvd., #702 Claremont, California	91711
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2016, the Board of Directors of Kiwa BioTech Products Group Corporation (the “Company”) approved certain resolutions consistent with its Business Plan for fiscal year 2016. Specifically:

1) The Company will seek additional capital investment in the amount of US$30,000,000 to fund its 2016 annual development plan. The Company intends to use the new capital (which will be raised in one or more offerings) to fund the expansion of its strain production base, the Company’s Research and Development Center established as a joint venture with China Agriculture University (CAU) and Chinese Academy of Agricultural Sciences (CAAS), expansion of the Company’s bio-fertilizer market channels and for working capital and general corporate purposes.

2) The Company will issue 2,900,000 Common shares and 240,000 Common shares, respectively, to Mr. Wei Li and Ms. Yvonne Wang (both of whom are related parties) in lieu of the cancellation and repayment of an aggregate of $3,140,000 of the Company’s debt owing to the issues, the conversion price being calculated at a rate of $1.00 per share.

3) The Company intends to acquire a 100% ownership interest in Kangtan Gerui (Beijing) Bio-Tech Co., Ltd and Living Green in a stock transaction. Following these transactions, both of these companies would become wholly-owned Company subsidiaries in China.

Item 3.02 Unregistered Sales of Equity Securities;

See Item 1.01, above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2016

Kiwa Bio-Tech Products Group Corporation

By:	/s/ Jimmy Ji Zhou
Name:	Jimmy Ji Zhou
Title:	Chief Executive Officer